SPECIMEN 4.4

deeproot GROWTH RUNS DEEP (“GRD”)  FUND, LLC

5 Yr – 7% Subordinated Unsecured Renewable Debenture

Date of Debenture:

__________________, 2014

Interest Accrual Dates:

****

****

Record Date(s):

As provided in the PPM & Indenture

Principal and Interest Date (“Maturity Date”):  ****

deeproot Growth Runs Deep Fund, LLC (the “Company”) promises to pay to [OWNER] (“Holder”), being Holder or Holder’s registered custodian or assigns, the Principal sum of [AMT] ($XXX,000.00), plus accrued interest, less any withdrawals, fees, and/or penalties, no later than 60 days after the Maturity Date, so long as the Security is not renewed.  The terms of this Specimen 4.4 to the Debenture are subject to any properly authenticated amendments or modifications thereto, on the reverse side.

This Subordinated Unsecured Renewable Debenture (the “Security” and together with other securities issued under the Trust Indenture, the “Securities”) is subordinated to Senior Debt as specified on the other side of this Security. See the reverse side and the Indenture referenced there for additional provisions of this Security.  The Company will pay the Holder of this Security the interest rate of seven percent (7%) per annum over a five (5) year period.  This Security will have a Maturity Date as stated above, so long as the Holder gives notice to the Company at least sixty (60) days prior to the Maturity Date, demanding payment of Principal and accrued interest on the Maturity Date.  Otherwise, the Security will be renewed for an additional five year term at the interest rate being offered by the Company at that time for similar principal amounts and for the same term.  The Holder has represented to the Company that Holder is an Accredited Investor and has executed and provided the Company with an Application and Debenture subscription agreement.  The Holder certifies that all information contained in those, and all other documents are true and correct.  All terms not defined here shall have the meaning ascribed to them in the Prospectus or the Trust Indenture.

Authenticated: ________________

Authenticated: ________________

Carl E. Spinner, CPA, as Trustee	deeproot Growth Runs Deep Fund, LLC, as Company

_____________________________________	_____________________________________
Carl E. Spinner	Robert J. Mueller
Trustee	Principal / Manager

deeproot® Growth Runs Deep Fund

5 Yr – 7% Subordinated Unsecured Renewable Debenture

 1. Principal and Interest. deeproot Growth Runs Deep Fund, LLC (“Company”), a Texas limited liability company, promises to accrue interest on the principal amount of this Security at the rate of seven percent (7%) per annum over a five year period. Interest on the Securities will accrue from the date of the Security listed on the face or in the case of a renewed Security from the most recent renewal date to which interest has been accrued.  Interest will be computed once per annum on the dates as enumerated on the front of this Specimen 4.4.

2. Method of Payment. The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may also pay Principal and/or interest as they are due by wire transfer or check payable in such money sent to the Holder at its/his/her registered address. The Company will pay Principal and/or interest on this Security to the Person who is the registered Holder of the Security at the close of business on the Record Date for the payment.  The Holder must surrender the Security to a Paying Agent to collect Principal payments.

3. Agents. Initially, the Company, located at 8200 IH-10 West, Ste. 600, San Antonio, TX 78230, will act as Registrar and Paying Agent.  The Company, an Affiliate, a third party appointed by the Company or the Trustee may also act in such capacity.  The Company may change any such Agent without notice or permission.  Pursuant to the terms of the Indenture, the Trustee may become the Registrar and/or Paying Agent under certain circumstances. Subject to certain conditions, the Company may change the Trustee.

4. Indenture. The Company issued the Securities under a Trust Indenture dated as of May __, 2014, (“Indenture”) between the Company and the Trustee. The terms of this Security include those stated in the Indenture.  The Securities are collectively subject to all such terms. The Securities are unsecured subordinated general obligations of the Company limited to $50,000,000.00 in aggregate principal amount.

5. Redemption.  The Securities may not be redeemed at the option of the Company.  The Securities are redeemed at the Maturity Date at the option of the Holder and according to the requirements of withdrawals at Maturity.

6. Withdrawal at Maturity/Renewals.  No sooner than sixty (60) days prior to the Maturity Date, and no later than 5:00 PM C.S.T. the day before the Maturity Date, the Holder must give written notice to the Company that Holder wishes to withdraw some or all of the Principal and accrued interest in the Holder’s account. The Company will pay such amount of Principal and accrued interest less nominal administrative fees within sixty (60) days after the Maturity Date. Unless all amounts of principal or interest are withdrawn at maturity, this Debenture automatically renews and the Maturity Date will be reset to a date equal to the prior Maturity Date plus an additional five year term. If renewed, all terms continue, and interest will be reset to seven (7%) percent per annum.

7. Early Withdrawals. The Company retains the right to approve or reject written requests for Early Withdrawal(s) of Principal or accrued interest.  If approved, the Company will impose a penalty equal to: i) fifteen percent (15%) of the amount withdrawn, ii) a forfeiture of the interest that would have accrued in the year of the withdrawal, iii) if applicable, recapture of any front-end bonus and accrued interest on such bonus, (iv) if applicable, loss of the Large Account Bonus, and v) nominal administrative fees. Notice of the request must be made in writing and, if approved, will be paid within ninety (90) days after the end of the month in which the Early Withdrawal request was received.

8. No Death Benefit / No Renewal Terms After Death:   No custodian, beneficiary, legal representative or assign of the Holder may request an early withdrawal of principal or accrued interest upon the death of the Holder. Such custodian(s), beneficiary(ies), legal representative(s), and/or assign(s) are subject to the same registration and Debenture terms upon which the Holder would have been, had such Holder not died.  Provided, however, that upon the end of the term (or renewable term) during which the Holder died, the Debenture may not be renewed, and all principal and accrued interest will be paid within 60 days after the Maturity Date of such term.

9.  Front-end Bonus Interest: The Company will add ten percent (10%) of the initial Principal (or Principal and accrued interest at the commencement of each renewed five year term) as a front-end bonus, credited on day one of each five year term.  The Front-end Bonus Interest is subject to full recapture (including all accrued interest on such Front-End Bonus Interest) if the Holder requests any Early Withdrawals. A Holder shall retain the right to receive the Front-end Bonus Interest on each 5 Year Debenture renewal (even if there was a recapture in a prior term).

10.  Large Account Bonus Interest: An additional one percent (1%) of interest per annum will be added to the stated interest rate for Holders at each anniversary who invest (and maintain a balance of) more than $1 million. The Large Account Bonus interest ends at the earliest to occur of: the Date of Maturity, the drop of the Holder’s Debenture value below $1 million, or [one or more] Early Withdrawals that total more than twenty-five percent (25%) of the Debenture.

11. Subordination. The Securities are subordinated to Senior Debt as defined in the Indenture. To the extent provided in the Indenture, Senior Debt must be paid according to its terms before the Securities may be paid. The Company agrees, and each Security Holder by accepting a Security agrees, to the subordination and authorizes the Trustee to give it effect.

12. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in denominations of $1,000 or fraction thereof. The transfer of Securities may be registered or may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law.

13. Persons Deemed Owners. Subject to Section 2.12 of the Indenture, the registered holder of a Security at the Record Date may be treated as its owner for all purposes.

14. Amendments and Waivers. Subject to certain exceptions, the Indenture or the Securities may be amended.  Any Default may be waived with the consent of the holders of a majority in Principal amount of the Securities.  However, no waiver of a Payment Default may be effected without the consent of Security Holders directly affected.  Without the consent of any Security Holder, the Indenture or the Securities may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Security Holders or to make any change that does not adversely affect the rights of any Security Holder.

15. Successors. When successors assume all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations, except as provided in the Indenture.

16. Satisfaction and Discharge Prior to Redemption or Maturity. Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of Principal and interest on the Securities to Maturity Date.

17. Defaults and Remedies.  As defined in the Indenture, if a Payment Default relating to at least 25% in Principal amount of the Securities occurs and is continuing, the Trustee or the holders of at least a majority in Principal amount of the Securities may declare all the Securities to be due and payable immediately.  If a Payment Default relating to less than 25% in Principal amount of the Securities occurs, the Company has ten (10) days after the Payment Date to cure the default.  As defined in the Indenture, if an Interest Accrual Default occurs and is continuing, the Company or an Affiliate may cure the default by pledging to the Trustee on behalf of the Security Holders additional assets with a fair market value equal to or greater than the amount of the Interest Accrual Default within ninety (90) days after the Valuation Date.  As defined in the Indenture, if an Other Default occurs, the Company has thirty (30) days after the Other Default to cure such default. Once any cure period has elapsed and the default is continuing the Trustee may declare some, or all, of the Securities to be due and payable immediately.  The Security Holders may not enforce the Indenture or the Securities except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities.  Subject to certain limitations, Holders of a majority in Principal amount of the Securities may direct the Trustee in its exercise of any trust or power.  The Trustee must notify Security Holders of a Payment Default relating to 25% or more in Principal amount of the Securities.  The Trustee may withhold from Security Holders notice of any other continuing Default if he determines that withholding notice is not adverse to their interests. The Company must furnish an annual compliance certificate to the Trustee.

18. Trustee Dealings with Company. Carl Spinner, CPA, the Trustee under the Indenture, in his individual or any other capacity, may not make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may not otherwise deal with the Company or its Affiliates, as he could if he were not Trustee.

19. No Recourse Against Others. No director, officer, employee or equity holder of the Manager of the Company, in any such capacity, or equity holder of the Company shall have any liability for any obligations of the Company under the Securities or the Indenture for any claim based on, in respect of or by reason of such obligations or their creation. However, the equity holders of the Company are pledgers or grantors and other Affiliates of the Company may elect to pledge assets for the benefit of Security Holders under the Pledge Agreement.   Each Security holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

20. Authentication. This Security shall not be valid until authenticated by a manual signature of the Trustee.

21. Abbreviations. Customary abbreviations may be used in the name of a Security Holder or an assignee, such as: TEN COM (= tenants in common), JTWROS (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), IRA (= individual retirement account) and UGMA (= Uniform Gifts to Minors Act).

The Security Holder has been delivered an information disclosure document (‘Prospectus’), the Indenture, the Pledge Agreement and other related documentation prior to his/her its investment.  After the effective date of this Security, the Company will furnish to any Security Holder upon written request and without charge replacement copies of any of these documents. Requests may be made to: deeproot Funds, 8200 IH-10 West, Ste. 600, San Antonio, TX 78230.